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                                                                     Exhibit F-5


                                October 26, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                                        Re:  Conectiv
                                             SEC File Number 70-9095

Dear Sir or Madam:

         As General Counsel for Conectiv, a Delaware corporation ("Conectiv"), I have acted as counsel to Conectiv in connection with Post-Effective Amendment Nos. 2 and 3 ("Post-Effective Amendment Nos. 2 and 3") to Form U-1 Application/Declaration (File No. 70-9095), as previously amended (the "Declaration"), filed with the Securities and Exchange Commission (the "Commission") jointly by Conectiv, by two subsidiaries, which are operating utility companies, Delmarva Power & Light Company ("Delmarva") and Atlantic City Electric Company, and by certain direct and indirect subsidiaries that are non-utility companies. I am familiar with Post-Effective Amendment No. 6 to be filed concurrent herewith.

         In its Order dated February 26, 1998, the Commission authorized Conectiv to issue short-term debt not to exceed, when combined with short-term debt issued by Delmarva, $500 million in aggregate at any one time through December 31, 2000. The authorization requested in Post-Effective Amendment Nos. 2 and 3 relates to Conectiv's request to increase its short-term debt authorization to $800 million (the "Proposed Transaction"). The incremental $300 million of short-term debt will be issued by Conectiv only. The short-term debt issued by Conectiv will not exceed in the aggregate at any one time outstanding $800 million less any amount of short-term debt issued by Delmarva under its authorization.

         In connection with this opinion, I or attorneys in whom I have confidence have examined originals or copies, certified or otherwise satisfactorily identified, of such records of Conectiv and such other documents, certificates and corporate or other records as I or they have deemed necessary or appropriate as a basis for the opinions set forth herein. In this examination, I or they have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted as certified or photostatic copies and the authenticity of the originals of such copies. As to various
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questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Declaration.

         The opinions expressed below with respect to the Proposed Transaction are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

         (a) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transaction, as described in Post-Effective Amendment Nos. 2 and 3, granting and permitting the Declaration, as amended by Post-Effective Amendment Nos. 2 and 3, to become effective under the Act and the rules and regulations thereunder, and the Proposed Transaction is consummated in accordance with Post-Effective Amendment Nos. 2 and 3.

         (b) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

         Based on the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that, in the event the Proposed Transaction is consummated in accordance with the Post-Effective Amendment Nos. 2 and 3:

         1. All laws of the State of Delaware applicable to the Proposed Transaction will have been complied with; however, I express no opinion as to need to comply with state blue sky laws;

         2. Conectiv is validly organized and duly existing under the laws of the state of Delaware;

         3. The various debt instruments to be issued by Conectiv as part of the Proposed Transaction will be valid and binding obligations of Conectiv in accordance with the terms of such instruments, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting creditors' rights generally and general equitable principles, whether considered in a proceeding in equity or at law; and

         4. The consummation of the Proposed Transaction will not violate the legal rights of the holders of any securities issued by Conectiv or any associate company thereof.
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         I hereby consent to the filing of this opinion together with
Post-Effective Amendment No. 6.

                                                  Very truly yours,

                                                  /s/ Peter F. Clark

                                                  Peter F. Clark